News Release	For Immediate Release
Contact: Jeff Laudin	April 19, 2012
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces First Quarter Results

Highlights:

•	Net Income doubled on a 26% sales increase.

•	First quarter Utility Support Structures Segment sales rose 52%, operating income increased 86%.

•	First quarter Irrigation Segment sales improved 30%, operating income increased 61%.

•	Coatings Segment sales rose 13%, operating income increased 60%.

•	Operating income improved in the Engineered Infrastructure Products Segment on a 17% increase in sales.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the first quarter of $717.4 million compared with $567.9 million for the same period of 2011. First quarter 2012 operating income was $82.8 million versus $45.3 million in 2011. First quarter 2012 net earnings were $52.3 million, or $1.96 per diluted share, versus first quarter 2011 net earnings of $25.6 million, or $0.97 per diluted share.

First Quarter Review:

“Record first quarter sales of both irrigation equipment and utility structures were the primary drivers of first quarter results,” said Mr. Bay. “This, combined with favorable weather conditions, stable input costs and double-digit sales growth in all of our segments resulted in a record first quarter performance.

“Profitability in the Irrigation Segment benefited from volume leverage and improved manufacturing productivity. While volumes and profitability in the Utility Support Structures Segment rose significantly, margins continue to reflect competitive pricing on large project shipments. The operating performance of the Engineered Infrastructure Products Segment improved as a result of better performance in the North American and Asia-Pacific regions. However, in general, the demand for lighting and traffic products still suffers from the lack of a long-term U.S. highway bill and the restraint in government spending in many parts of the world. In the Coatings Segment, the quality of operating results improved due to volume leverage and increased productivity. Financial results in the businesses classified in “Other” improved as well.

“The positive impact of volume leverage on our businesses resulted in a substantial improvement in operating income as a percent of sales.”

First Quarter Segment Review:

Utility Support Structures Segment (26% of 1st Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $191.2 million were 52% higher than 2011. The sales increase reflects large project demand to upgrade the North American transmission grid. In addition, unseasonably mild weather in North America contributed to a favorable environment for production and shipping during the quarter.

The need to add capacity and improve the reliability of the North American electrical transmission grid continues to drive demand for utility transmission structures. A period of underinvestment in transmission capacity in North America followed by a period of rapid economic growth in the 1990s resulted in the need for transmission infrastructure improvements to better support increased electricity demand. In addition, occasional outages within the grid highlighted vulnerabilities to its reliability. Provisions of the 2005 Energy bill were designed to address these shortcomings, which have led to utilities increasing their investment in transmission infrastructure. We believe the current demand for large project orders is part of a longer cycle of investment that will lead to thousands of new miles being added to the transmission grid over the next 10 years. This trend supports a positive long-term outlook for our utility business.

Sales in international utility markets were lower, as increased sales in the Asia-Pacific region were more than offset by lower project sales to emerging markets.

Operating income increased 86% to $25.1 million and was 13.1% of sales. The increase in operating income was due to the positive impact of volumes and the associated operating leverage.

Irrigation Segment (27% of 1st Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales rose 30% to $196.3 million, reflecting favorable drivers in the agricultural economy: The outlook for farm income continues to be strong. Crop commodity prices remained at high levels during the first quarter. Dry weather in the Midwest agricultural regions of North America heightened concerns about soil moisture levels for the upcoming planting season. This, along with the drivers of improved productivity and water conservation, led to increased purchases of irrigation equipment.

International markets experienced modest growth in sales with most regions showing increases.

Operating income grew 61% to $38.4 million and was 19.6% of segment sales. The improvement in operating income was the result of lower input costs, increased productivity and volume leverage.

Engineered Infrastructure Products Segment (26% of 1st Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

First quarter sales were $197.9 million, a 17% increase over 2011. In North America, commercial lighting product sales rose. Transportation lighting and traffic product sales were higher, in part reflecting the positive impact of mild winter weather conditions. Sales of wireless communication structures and components also rose.

In international markets, European lighting and traffic structures market conditions remained challenging.

In the Asia-Pacific region, sales of Webforge branded industrial gratings and access systems rose, supported by continued investment in the mining and industrial economies in the region. Highway safety product sales were higher in Australia. Sales of wireless communication and lighting products were flat in China.

Operating income increased more than threefold to $8.0 million, or 4.1% of segment sales. Increased sales and the associated operating leverage led to the improvement in profitability.

Coatings Segment (11% of 1st Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $82.8 million were 13% greater than last year. The increase in demand was broad-based and evident in both North American and Australian markets. The effects of a modest economic recovery in North American markets, with an accompanying increase in industrial production, were favorable drivers for galvanizing demand. Industrial activity in the Asia-Pacific region was higher than last year, when severe weather conditions disrupted demand in Australia.

Operating income increased 60% to $16.5 million or 19.9% of segment sales as a result of higher volumes, improved productivity and somewhat lower input costs.

Outlook:

“Presently the drivers for our Utility Support Structures Segment are particularly strong, said Mr. Bay. “We expect utility demand to increase and margins to improve modestly as the year progresses. In the Engineered Infrastructure Products Segment, the environment for lighting and traffic products is not as favorable. Prospects for passage of a new U.S. highway bill appear to have been deferred until after the U.S. election in November, and the markets in Europe continue to be challenging. However, we are pleased with the improved quality of profitability in this segment, and expect continued improvement in the quality of segment profitability as the year progresses. The macroeconomic environment for the Irrigation Segment continues to be strong. The results for the second half of the year will largely depend on the outlook for the farm economy at that time. We expect the quality of the operating performance in the Coatings Segment to remain strong for the remainder of the year.

“In light of the strong first quarter results, and the factors outlined above, we are increasing our earnings outlook for the year and now expect earnings to exceed $8.00 per diluted share.”

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 30179003 or via the Internet at 8:00 a.m. CDT April 20, 2012, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 30179003 beginning April 20, 2012 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 27, 2012.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter
	13 Weeks Ended
	31-Mar-12	26-Mar-11
Net sales	$ 717,350	$ 567,949
Cost of sales	531,036	431,456
Gross profit	186,314	136,493
Selling, general and administrative expenses	103,496	91,192
Operating income	82,818	45,301
Other income (expense)
Interest expense	(7,807)	(8,271)
Interest income	2,078	1,787
Other	1,577	390
	(4,152)	(6,094)
Earnings before income taxes, noncontrolling
interest, and equity in earnings of
nonconsolidated subsidiaries	78,666	39,207
Income tax expense	27,766	13,288
Earnings before noncontrolling interest, equity in
earnings of nonconsolidated
subsidiaries	50,900	25,919
Equity in earnings of nonconsolidated subsidiaries	1,688	954
Net earnings	52,588	26,873
Less: Earnings attributable to noncontrolling interests	(263)	(1,264)
Net earnings attributable to Valmont Industries, Inc.	$ 52,325	$ 25,609

Average shares outstanding (000's) - Basic	26,396	26,271
Earnings per share - Basic	$ 1.98	$ 0.98

Average shares outstanding (000's) - Diluted	26,678	26,537
Earnings per share - Diluted	$ 1.96	$ 0.97

Cash dividends per share	$ 0.180	$ 0.165

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	First Quarter
	13 Weeks Ended
	31-Mar-12	26-Mar-11
Sales
Engineered Infrastructure Products	$ 197,899	$ 168,930
Utility Support Structures	191,232	125,647
Coatings	82,847	73,450
Irrigation	196,266	151,048
Other	86,063	73,986
Total	754,307	593,061

Intersegment sales
Engineered Infrastructure Products	(12,392)	(5,944)
Utility Support Structures	(1,980)	(308)
Coatings	(12,697)	(11,505)
Irrigation	(425)	(3)
Other	(9,463)	(7,352)
Total	(36,957)	(25,112)

Net sales
Engineered Infrastructure Products	185,507	162,986
Utility Support Structures	189,252	125,339
Coatings	70,150	61,945
Irrigation	195,841	151,045
Other	76,600	66,634
Total	$ 717,350	$ 567,949

Operating Income
Engineered Infrastructure Products	$ 8,024	$ 2,203
Utility Support Structures	25,104	13,499
Coatings	16,512	10,292
Irrigation	38,408	23,894
Other	11,411	8,914
Corporate	(16,641)	(13,501)
Total	$ 82,818	$ 45,301

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	31-Mar-12	26-Mar-11
ASSETS
Current assets:
Cash and cash equivalents	$ 339,568	$ 358,271
Accounts receivable, net	450,280	425,853
Inventories	440,600	323,964
Prepaid expenses	27,881	29,438
Refundable and deferred income taxes	42,263	30,858
Total current assets	1,300,592	1,168,384
Property, plant and equipment, net	469,332	442,959
Goodwill and other assets	613,045	568,200
	$ 2,382,969	$ 2,179,543

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 264	$ 272
Notes payable to banks	12,293	9,911
Accounts payable	235,743	206,768
Accrued expenses	151,386	137,589
Dividend payable	4,778	4,358
Total current liabilities	404,464	358,898
Long-term debt, excluding current installments	474,015	484,548
Other long-term liabilities	223,487	282,640
Shareholders' equity	1,281,003	1,053,457
	$ 2,382,969	$ 2,179,543